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                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Management Committee
of Bareco Products (a partnership)


In our opinion, the accompanying balance sheet and the related statements of operations, changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of Bareco Products at October 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


s/ Price Waterhouse LLP


PRICE WATERHOUSE LLP
St. Louis, Missouri
January 30, 1997

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